Exhibit 10.6

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (this “Agreement”) is made by and between Fusion-io, Inc. (the “Company”), and Dennis P. Wolf (“Employee”). The Company and Employee are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party”.

RECITALS

WHEREAS, Employee’s has voluntarily resigned his employment with the Company effective November 1, 2013 (the “Resignation Date”);

WHEREAS, Employee signed an Employee Proprietary Information and Invention Assignment Agreement with the Company on November 11, 2009 (the “Proprietary Rights Agreement”);

WHEREAS, Employee and the Company previously entered into an Indemnification Agreement, effective June 22, 2010 (the “Indemnification Agreement”);

WHEREAS, Employee and the Company previously entered into an Involuntary Termination Severance Agreement, effective August 11, 2010 (the “Severance Agreement”);

WHEREAS, during his employment with the Company, Employee received awards of stock options and restricted stock units to acquire the Company’s common stock as set forth on Schedule I attached hereto, which are subject to the terms and conditions of the applicable Company equity compensation plans and the applicable award agreements and/or documentation memorializing each such award (collectively, the “Equity Agreements”);

WHEREAS, in May 2013, Employee received a retention bonus in the amount of $100,000, less applicable withholdings (the “Retention Bonus”), which was subject to a six-month clawback, and repayable by Employee to the Company in the event that the Company terminates Employee’s employment with the Company for cause (as defined in the Severance Agreement) or he resigns from such employment for any reason other than good reason (as defined in the Severance Agreement);

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment relationship with the Company and Employee’s voluntary termination of that relationship.

NOW THEREFORE, for good and valuable consideration, including the mutual promises and covenants made herein, the Company and Employee hereby agree as follows:

COVENANTS

1. Termination. Employee’s employment with the Company will terminate effective on the Resignation Date.

2. Consideration.

(a) Retention Bonus. The Company and Employee agree that Employee shall be entitled to retain the Retention Bonus and such Retention Bonus shall not be subject to clawback or repayment.

(b) Acknowledgment. Employee specifically acknowledges and agrees that the consideration provided to him hereunder fully satisfies any obligation that the Company had to pay Employee wages or any other compensation for any of the services that Employee rendered to the Company, that the amount paid is in excess of any disputed wage claim that Employee may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Employee has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

3. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, draws, stock, stock options or other equity awards (including restricted stock unit awards), vesting, and any and all other benefits and compensation due to Employee and that no other reimbursements or compensation are owed to Employee. Employee further acknowledges and represents that in accordance with Section 3(c) of the Severance Agreement, Employee is not entitled to any severance benefits set forth in the Severance Agreement.

4. Benefits. Employee acknowledges and understands that (a) Employee’s group medical insurance benefits shall end on November 30, 2013, (b) Employee may elect to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that all premium costs shall be borne by Employee, and (c) all other benefits end on the Resignation Date.

5. Release of Claims. Employee agrees that the consideration to be paid in accordance with the terms and conditions described in Section 2 above represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation the following:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and Employee’s voluntary termination of that employment relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the California Business and Professions Code; the California Fair Employment and Housing Act; and the Utah Antidiscrimination Act;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section 5 (the “Release”) shall be and remain in effect in all respects as a complete general release as to the matters released. The Release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 5. Nothing in this Agreement waives Employee’s (i) rights under the Indemnification Agreement, or (ii) rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act, agreement, Certificate of Incorporation or Bylaws of the Company, state or federal law or policy of insurance.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) Employee has at least twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and delivers it to the Company in less than the twenty-one (21) day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the Chief Legal Officer of the Company that is received prior to the Effective Date.

7. California Civil Code Section 1542; Release of Unknown Claims. Employee hereby acknowledges and agrees that Employee has been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542 (“Section 1542”), a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

In agreeing to provide a general release of any and all claims, including claims that may exist in Employee’s favor that are currently unknown or unsuspected by Employee, Employee hereby expressly waives any rights Employee may have pursuant to Section 1542, as well as under any other statute or common law principles of similar effect.

8. Equity Awards. Employee acknowledges and agrees that:

(a) the Company granted to Employee (i) each option to purchase the number of shares of common stock of the Company at a per share exercise price indicated on Schedule I attached hereto (each an “Option Award” and collectively the “Option Awards”) and (ii) each restricted stock unit award covering the number of shares of common stock of Fusion-io indicated on Schedule I (each a “RSU Award” and collectively the “RSU Awards”, and the RSU Awards together with the Option Awards, the “Equity Awards”);

(b) Employee has a vested right to acquire up to the number of shares with respect to the Option Award as indicated as “Exercisable” on Schedule I (the “Vested Shares”);

(c) all of the remaining shares covered by the Option Award which are indicated as “Unvested” on Schedule I shall not be subject to any additional vesting, and shall be forfeited in accordance with the terms and conditions of the Equity Agreements;

(d) all of the restricted stock units indicated as “Outstanding” on Schedule I are unvested as of the Resignation Date and shall not be subject to any further vesting, and such shares shall be forfeited in accordance with the terms and conditions of the Equity Agreements; and

(e) except with respect to the Vested Shares, shares that may have been issued to you under the Fusion-io 2011 Employee Stock Purchase Plan prior to the Resignation Date, and any securities you may have purchased on the open securities markets, you neither own nor do you have any contractual right to receive or acquire, any equity, security or derivative security of Fusion-io or any other member of the Fusion-io Group.

9. No Pending or Lawsuits; No Knowledge of Wrongdoing. Employee represents that that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of its subsidiaries or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of its subsidiaries or any other person or entity referred to herein. Employee further represents that: (a) he has no knowledge of any wrongdoing by any member of the Company or any of its subsidiaries involving improper or false claims made to a federal or state governmental agency, or any other wrongdoing that involves himself or other present or former employees or directors of the Company or any of its subsidiaries, including any violations of the federal and state securities laws, the Sarbanes-Oxley Act of 2002, the Foreign Corrupt Practices Act of 1977; (b) based on his knowledge, neither the Company, any of its subsidiaries nor any of the employees, officers or directors of the Company or any of its subsidiaries has made in filing with the U.S. Securities and Exchange Commission (the “SEC”), or any amendments thereto or other document filed with the SEC, any untrue statement of a material fact, or omitted to state a material fact necessary to make the statements made, in the light of the circumstances under such statements were made, not misleading; (c) he is not personally aware of any questionable accounting, internal accounting controls or auditing matters involving the Company or any of its subsidiaries, or any fraudulent acts involving the Company or any of its subsidiaries or any of their employees, officers or directors.

10. Confidential Information. Employee reaffirms and agrees to observe and abide by the terms of the Proprietary Rights Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information and nonsolicitation of the Company’s employees or customers, which agreement shall continue in force.

11. Nondisparagement. Employee agrees to refrain from any disparaging or derogatory statements (either orally or in writing) about the Company or any of the other Releasees, including without limitation disparaging or derogatory statements concerning the business affairs, financial performance, products, services, intellectual property, the board of directors or management personnel of the Company or any of its affiliates or subsidiaries.

12. Return of Company Property; Passwords and Password-protected Documents. Employee confirms that Employee has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), facilities access cards, credit cards, Company identification, and any other Company-owned property in Employee’s possession or control. Employee further confirms that Employee has cancelled all accounts for Employee’s benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. Employee also confirms that Employee has delivered all passwords in use by Employee as of the Resignation Date, a list of any documents that Employee created or of which Employee is otherwise aware that are password-protected, along with the password(s) necessary to access such password-protected documents. Employee hereby represents that, other than those materials returned to the Company as described above, he has not retained or cause to be retained, copied or caused to be copied, downloaded or caused to be downloaded, and has not printed out or caused to be printed out, any emails, software, computer disks, presentations/slide decks, sales information, customer information or other documents containing the Company’s confidential, proprietary or trade secret information, or retained any other materials originating with or belonging to the Company or any of its subsidiaries.

13. No Cooperation. Employee agrees to cooperate as reasonably necessary in defense of any actual or potential obligation, claim, demand, judgment, recovery, dispute, lawsuit, subpoena or grievance (collectively “Disputes”) initiated or currently in progress against the Company or any of its subsidiaries, even if he is not named as a party. Such cooperation shall include, without limitation, making himself available, upon reasonable notice, to the Company and its counsel to provide truthful information relating to such Disputes and appearing for depositions, trial, settlement negotiations, or other activities in defense of the Disputes as requested by the Company and/or its counsel. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide any such counsel or assistance.

14. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company or any of its subsidiaries, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company or any of its subsidiaries. Employee further agrees not to apply for employment with the Company or any of its subsidiaries.

15. Breach. In addition to the rights provided in the Section 15 (Attorneys’ Fees) below and without limiting the provisions of Section 18 (Arbitration) below, including seeking potential injunctive relief thereunder, Employee acknowledges and agrees that any material breach of this Agreement (unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), or of any provision of the Proprietary Rights Agreement, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Proprietary Rights Agreement.

16. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

17. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

18. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

19. Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY IN THE STATE OF CALIFORNIA, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL

SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Employee represents that Employee has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Proprietary Rights Agreement, the Indemnification Agreement and the Equity Agreements.

24. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Chief Executive Officer of the Company.

25. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The California state courts located in Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies relating to or arising out of this Agreement. Employee hereby expressly consents to the exclusive jurisdiction and venue of the California state courts located in Santa Clara County and/or the United States District Court for the Northern District of California for any disputes arising out of or relating to this Agreement.

26. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

27. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee expressly acknowledges that:

(a)	Employee has read this Agreement;

(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COMPANY	FUSION-IO, INC.

	By:	/s/ Shane Robison
	Name:	Shane Robison
	Title:	Chief Executive Officer

	Dated:	October 29, 2013

EMPLOYEE	Dennis P. Wolf, an individual

/s/ Dennis P. Wolf
(Signature)

	Dated:	October 29, 2013

SCHEDULE I

	Award ID	Award Date	Award Type	Award Price	Award Amount	Vested	Unvested	Outstanding	Exercisable	Exercised
STOCK OPTIONS
	334	11/18/2009	Stock Option	$0.6500	730,000	714,791	15,209	108,650	93,441	621,350
	548	09/12/2010	Stock Option	$1.9600	100,000	77,083	22,917	39,600	16,683	60,400
	682	01/25/2011	Stock Option	$5.1200	200,000	0	200,000	200,000	0	0
	964	09/30/2011	Stock Option	$19.0000	270,000	140,625	129,375	221,000	91,625	49,000
	2005	09/12/2012	Stock Option	$28.6100	71,500	0	71,500	71,500	0	0
RESTRICTED STOCK UNITS
	2011	09/12/2012	RSU	$0.0000	71,500	0	71,500	71,500	0	0
	2555	08/09/2013	RSU	$0.0000	50,000	0	50,000	50,000	0	0

Total					1,493,000	932,499	560,501	762,250	201,749	730,750